Exhibit 4.3

VOYA FINANCIAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

I. Purpose

The purpose of the Voya Financial, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries who wish to become shareholders in the Company with a convenient method of purchasing Shares through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner consistent with that intent.

II. Definitions

(a) “Account” means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting deductions from the Participant’s paycheck to purchase Shares. The funds allocated to the first subaccount shall remain the property of the Participant at all times but may be commingled with the funds of other Participants or the Company. The second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the Shares purchased for such Participant.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d) “Committee” means the Compensation and Benefits Committee of the Board, unless otherwise determined by the Board.

(e) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(f) “Company” means Voya Financial, Inc., a Delaware corporation, including any successor thereto.

(g) “Compensation” means a Participant’s base salary, wages, annual bonuses, commissions, overtime pay, cash payments for incentive compensation and other special cash payments, except to the extent that any such item is specifically excluded by the Committee. “Compensation” does not include sign-on bonuses, severance payments, car allowances, income received in connection with stock options or other equity-based awards, relocation expenses, moving expenses, travel or business expenses, housing allowances or any other payment which could be considered as reimbursement for expenses, payment for vacation or paid-time off balances at termination, imputed income from life insurance, or non-cash compensation.

(h) “Contribution” means amounts withheld by the Company, or a Subsidiary of the Company, from the Compensation of a Participant through payroll deductions under and in accordance with Section 7 of the Plan.

(i) “Custodian” means the party or parties appointed by the Committee pursuant to Section 4 of the Plan.

(j) “Designated Subsidiary” means (1) each Subsidiary listed on Annex A hereto; and (2) any additional Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to have its employees participate in the Plan with respect to one or more Offering Periods.

(k) “Eligible Employee” in respect of any Offering, means any individual (1) who is a salaried or hourly employee of the Company or any of its Designated Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, prior to the Offering Commencement Date, (2) who customarily works more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), and (3) who customarily works more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion); provided, that (x) “highly compensated employees” of the Company or a Designated Subsidiary (within the meaning of Section 414(q) of the Code) or a subset thereof in accordance with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii) may be excluded from participation in an Offering in the Committee’s discretion and (y) employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence; provided, that where the period of leave exceeds 89 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 90th day of such leave.

(l) “Fair Market Value” means, as of any given date, the closing price of the Company’s Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the Trading Day immediately preceding such date. In the event that such price is not available, then the Fair Market Value of the Common Stock will be determined by the Committee in good faith, taking into account the most recent trading price of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading, and such determination will be conclusive.

(m) “Hardship” means the occurrence of one or more of the following events as determined by the Committee in its discretion (a) a death within the Participant’s immediate family; (b) extraordinary medical expenses for one or more members of the Participant’s immediate family which are not covered by insurance programs sponsored by the Company; (c) the education costs of one or more of the Participant’s immediate family; (d) the purchase or renovation of a principal place of residence of the Participant; or (e) such other financing emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.

(n) “Offering” means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 8. For purposes of the Plan, the Committee may designate separate Offerings under the Plan in which Eligible Employees of the Company and/or one or more Designated Subsidiaries will participate even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(o) “Offering Commencement Date” means February 15 and August 15 of each year following effectiveness of the Plan. Different dates may be set by resolution of the Committee. On each such date, the Company shall commence an Offering by granting each Participant a Purchase Right. Each Purchase Right so granted shall be exercisable for the number of Shares described in Section 8(a) herein, and shall be exercisable only on the Purchase Date.

(p) “Offering Period” means a six-month period commencing with an Offering Commencement Date, during which Participants accrue funds in their Accounts. The Committee shall have the power to change the duration and/or the frequency of the Offering Periods under the Plan with respect to future Offerings and shall use its best efforts to notify Eligible Employees of any change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any Purchase Right granted hereunder be exercisable more than twenty-seven (27) months after its date of grant.

(q) “Participant” means an Eligible Employee who has enrolled as a participant in accordance with Section 7 of the Plan and whose participation has not terminated under Section 9 hereof.

(r) “Plan” means this Voya Financial, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(s) “Purchase Date” means the last day of each Offering Period, provided that if such day is not a Trading Day, the Purchase Date shall instead be the first Trading Day immediately following the last day of such Offering Period. On this date, the funds in the Participant’s Account shall be used to purchase Shares pursuant to the Plan.

(t) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase Shares as provided in Section 8.

(u) “Share” means a share of Common Stock.

(v) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(w) “Trading Day” means any day on which the principal exchange on which the Common Stock is then listed or admitted to trading is open for trading.

III. Shares Subject to the Plan

(a) Number Available. The maximum number of Shares that will be offered under the Plan is 7,000,000 (subject to adjustment pursuant to Section 3(d) hereof).

(b) Character of Shares to be Issued. Shares sold under the Plan may be authorized and unissued Shares, treasury Shares or Shares acquired on the open market.

(c) Insufficient Number of Shares Available. If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which Purchase Rights are to be exercised may exceed the number of Shares available for sale under the Plan on such Purchase Date, the Committee may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Purchase Rights to purchase Shares on such Purchase Date.

(d) Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares which shall be made available for sale under the Plan, the maximum number of Shares each Participant may purchase during each Offering Period (subject to the limitations set forth in Sections 5(b) and 8(a)), as well as the price per Share and the number of Shares covered by each Purchase Right under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other change in the number of Shares effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right.

(e) Adjustments Upon Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of the Company, the proposed merger of the Company with or into another corporation, or any other corporate event described in Section 424 of the Code, arrangements shall be made for each outstanding Purchase Right to be assumed or an equivalent Purchase Right substituted by the successor corporation or an affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the Purchase Rights, or in the event of the proposed dissolution or liquidation of the Company, in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), which shall be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) days, or such longer or shorter period as the Committee may determine, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 9 hereof.

IV. Administration

(a) Powers of the Committee. The Committee acting in its absolute discretion shall have the power to interpret the Plan and to take, or authorize one or more of its members or one or more of the Company’s officers or employees to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, including, without limitation, correcting any defect or supplying any omission or reconciling any inconsistency or ambiguity in the Plan, or adopting sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. All such actions by the Committee or its authorized designee shall to the fullest extent permitted by law be final and binding upon all interested persons and their respective heirs, successors, and legal representatives.

(b) Custodians. The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all Shares purchased under the Plan, (ii) maintain a separate account in the name of each Participant, to which payroll deductions made for such Participant pursuant to Section 7 hereof and Shares purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Accounts and (iv) perform such other functions as the Committee shall specify.

(c) No Liability. No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

V. Eligibility

(a) Employees. Subject to Section 2(n), any Eligible Employee on a given Offering Commencement Date shall be eligible to participate in an Offering.

(b) Restrictions on Amount of Stock Which May be Purchased. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted a Purchase Right under the Plan (i) if, immediately after the grant, such Eligible Employee would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company (including stock attributed to such Eligible Employee pursuant to Section 424(d) of the Code); or (ii) which permits such Eligible Employee’s right to purchase stock under the Plan and any other “employee stock purchase plan” (within the meaning of Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Purchase Right is granted, which is the Offering Commencement Date of the Offering to which it relates) for any calendar year in which such Purchase Right would be outstanding at any time. Any amounts received from an Eligible Employee which cannot be used to purchase stock as a result of any of the foregoing limitations will be returned to the Eligible Employee as soon as practicable, without interest.

VI. Offerings and Plan Expiration

(a) Subject to the Company’s right to change the duration, frequency, and start and end dates of the Offering Periods as described in the Plan, (i) there will be two semi-annual consecutive Offerings each year under the Plan; (ii) Offerings shall commence on the first Offering Commencement Date to occur in 2016 and then on each subsequent Offering Commencement Date until the Plan terminates; and (iii) the final Offering under the Plan shall commence on the final Offering Commencement Date to occur in 2026 and terminate on the Purchase Date with respect to final Offering, which date shall be the expiration date of the Plan unless earlier terminated pursuant to the terms hereof.

(b) Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. Unless the Participant withdraws from the Plan, or his or her participation in the Plan otherwise terminates as provided in Section 9, participation shall carry over from one Offering Period to the next, until the end of the final Offering.

VII. Election to Participate, Enrollment and Payroll Deductions

(a) An Eligible Employee may become a Participant by completing an enrollment agreement provided by the Company and filing it with the Company pursuant to such process as determined by the Company at least fifteen (15) days prior to the Offering Commencement Date of the Offering to which it relates. At that time, the Eligible Employee shall elect to have deductions made from his or her Compensation on each payday during the time the Eligible Employee is a Participant in an Offering, at the rate of between one percent (1%) and 20 percent (20%) (in increments of one percent only) of the Eligible Employee’s Compensation, as specified by the Eligible Employee in his or her enrollment agreement. Each enrollment agreement completed and submitted by a Participant shall remain in effect for successive Offering Periods to the extent the Participant’s participation has not been terminated as provided in Section 9 hereof, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new enrollment agreement or the Participant’s participation is terminated as provided in Section 9 hereof.

(b) Payroll deductions for a Participant shall commence as of the Offering Commencement Date and shall end on the last day of such Offering Period, unless earlier terminated by the Participant as provided in Section 9 hereof.

(c) All payroll deductions made for a Participant shall be credited to the Participant’s Account under the Plan. No interest will be earned on such payroll deductions. A Participant may neither make any separate cash payment into his or her Account nor may payment for Shares be made other than by payroll deduction.

(d) A Participant may discontinue participation in the Plan as provided in Section 9, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the rate of the Participant’s payroll deductions for that Offering Period.

(e) To the extent a Participant remains an Eligible Employee of the Company, such Participant may modify the information set forth in his/her enrollment agreement (including the rate of the Participant’s payroll deductions for Contributions) at any time and from time to time by submitting a new enrollment agreement to the Company, which will become effective with the first Offering Commencement Date after receipt thereof by the Company or, if such new agreement is received less than fifteen (15) days before the Offering Commencement Date, then effective with the next following Offering Commencement Date.

VIII. Purchase of Shares

(a) Number of Purchase Rights. Subject to Section 5(b), on each Offering Commencement Date for an Offering, the Company shall be deemed to have granted to each Eligible Employee who was a Participant on such day a Purchase Right to buy as many Shares as the Participant would be able to buy with the Contributions credited to the Participant’s Account during the Offering Period for such Offering, up to a maximum whole number of Shares of 1,500. The Committee may, for future Offerings, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering.

(b) Exercise Of Purchase Right. On the Purchase Date, each Participant shall be deemed to have exercised the Purchase Right granted by Section 8(a), and shall be deemed to have purchased, at the purchase price determined in accordance with Section 8(c) hereof, the maximum number of whole Shares reserved for the purpose of the Plan as the Contributions credited to the Participant’s Account during the Offering Period in which the Purchase Date occurs will pay for. No fractional Shares shall be purchased. Any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9 hereof. Any other funds left over in a Participant’s Account after the Purchase Date will be returned to the Participant, without interest.

(c) Purchase Price. The purchase price per share on any Purchase Date shall be ninety-five percent (95%) of the Fair Market Value on the Purchase Date; provided that, prior to the beginning of any Offering Period, the Committee may alternatively provide that the purchase price shall be any percentage in the range between eighty-five percent (85%) to one hundred percent (100%) of the Fair Market Value, and may further determine that such purchase price shall relate to the lower of the Fair Market Value on the Offering Commencement Date or the Purchase Date.

(d) Evidence of Stock Ownership. Promptly following the end of each Offering Period, subject to Section 8(e) below, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an Account established in the Participant’s name with the Custodian. The Custodian shall provide a quarterly statement to each Participant showing all the transactions in the Participant’s Account, and the number of Shares in such Account.

(e) Sale of Shares. A Participant shall be permitted to sell any Shares purchased pursuant to an Offering at any time; provided that, prior to the commencement of an Offering, the Committee may alternatively provide that no Participant shall be permitted to sell any Shares purchased pursuant to such Offering until the earliest of (i) the later of the first anniversary of the Purchase Date on which the Shares were purchased and the second anniversary of the date of grant of the Purchase Right pursuant to which such Shares were purchased; (ii) the Participant’s death; and (iii) the date on which the Participant presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs such Shares on account of Hardship, and the Company, in its discretion, shall, or shall cause the Custodian to, either issue (either in certificated form or in book entry) Shares purchased pursuant to such Offering with a legend indicating that they are non-transferable except as indicated in this Section 8(e) (and then shall reissue such shares without the restrictive legend once any of the events listed at (i), (ii) or (iii) has occurred) or hold such Shares in escrow pending their release to the Participant (or, if the participating employee has died, to his or her estate). Each Participant agrees to promptly give the Company notice of any disposition of Shares purchased hereunder where such disposition occurs within two years after the date of grant of the Purchase Right pursuant to which such shares were purchased or within one year after the Purchase Date on which such shares were purchased. Subject to this Section 8(e), following receipt of a request to sell Shares, the Custodian shall, subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law and unless otherwise agreed to between the Custodian and the Participant, make such sale for the Participant on the next Trading Day or as soon thereafter as practicable.

IX. Termination of Participation

(a) Termination of Participation. A Participant’s participation in the Plan shall continue until the earliest of: (i) such time as the Participant notifies the Company in writing that the Participant wishes to withdraw from the Plan and such withdrawal becomes effective, in accordance with Section 9(b) hereof; (ii) the date of the Participant’s separation of employment from the Company or any of its Subsidiaries, provided that such separation occurs at least 89 days before the Purchase Date immediately following the date of such separation; (iii) such time as the Participant no longer meets the requirements of an Eligible Employee; and (iv) the termination of the Plan. Following the termination of a Participant’s participation in the Plan, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to each then-current Offering shall be distributed to the Participant, without interest.

(b) Withdrawal by Participant. A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the last Trading Day of such Offering, by delivering a new enrollment agreement to the Company. A withdrawal will be effective only if it is received by the Company at least fifteen (15) calendar days before the proposed date of withdrawal, provided that the Committee, in its discretion, may specify (on a uniform and nondiscriminatory basis) an earlier or later deadline for the submission of enrollment forms. When a withdrawal becomes effective, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) Change in Designated Subsidiary Status. If before the last Trading Day of the Offering Period, the Designated Subsidiary by which a Participant is employed ceases to be a Subsidiary of the Company, or if the Participant is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, that Participant shall be deemed to have ceased to be an Eligible Employee, and the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to each then-current Offering shall be distributed to the Participant, without interest.

(d) Re-entry. To re-enter the Plan as a Participant, an Eligible Employee must complete and deliver to the Company a new enrollment agreement, in accordance with Section 7 hereof, which will apply to the next Offering that has not yet commenced.

(e) Rights Not Transferable. No Eligible Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Eligible Employee’s Account or any rights with regard to the exercise of a Purchase Right to purchase Shares under the Plan. If any such action is taken by the Eligible Employee, or any claim is asserted by any other person in respect of such right and interest, whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw from the Plan.

(f) Death. In the event of the death of the Participant, the amount of payroll deductions not theretofore invested shall be refunded to the Participant’s estate, without interest, such payment to be made as soon as practicable.

X. Rights as a Shareholder

(a) Rights Prior to Purchase. No Participant shall have any rights as a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 8 of the Plan.

(b) Rights After Purchase. Subject to Section 8(e), from and after the Purchase Date on which Shares are purchased on behalf of a Participant under the Plan, such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to such Shares, provided such Shares must remain in the Participant’s Account until such time as the Participant directs the sale of such Shares.

(c) Limitations. No action of the Company or of the Board in establishing the Plan, nor any action taken by the Company, any Designated Subsidiary, the Board or the Committee or its delegates under the Plan, nor any provision of the Plan, shall be construed as conferring upon any Eligible Employee any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

XI. Amendment or Termination of the Plan

The Board at any time and from time to time may modify, amend, suspend or terminate the Plan or any part hereof, without notice, provided that no amendment that requires stockholder approval in order to comply with Section 423 of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company. Amendments will not adversely affect Purchase Rights that have already been granted.

XII. Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

XIII. Conditions Upon Issuance of Shares

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and, if required by the Company, shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and/or (ii) any disposition of such Shares will be made in accordance with the Plan and the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law if, in the opinion of counsel for the Company, such representations are required by any of the aforementioned applicable provisions of law.

XIV. Compliance with Section 423

The Plan is designed and intended to comply with Section 423 of the Code, and all provisions hereof shall be construed in a manner to so comply.

XV. Tax Effects

Each Participant, by completing an enrollment agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

XVI. Expenses of the Plan

The Company will pay all expenses, except brokerage fees on sales of Shares and any fees specific to a Participant’s Account with the Custodian, incident to operation of the Plan, including costs of recordkeeping fees, accounting fees, legal fees, commissions and issue or transfer taxes on purchases of Shares pursuant to the Plan.

XVII. Equal Rights and Privileges

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, the Company shall comply with the requirements of U.S. Treasury Regulation Section 1.423-2(f) regarding equal rights and privileges. Any provision of this Plan which is inconsistent with Section 423 of the Code or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423 of the Code. This Section 17 shall take precedence over all other provisions in this Plan.

XVIII. Successors and Assigns

The Plan shall be binding on the Company and its successors and assigns.

XIX. Entire Plan

This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

XX. Shareholder Approval

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

XXI. Withholding

To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee, if permitted.

XXII. Severability

If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

XXIII. Headings

The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

XXIV. Governing Law

To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the choice of law principles thereof.

ANNEX A

Designated Subsidiaries are as follows:

•	Voya Services Company

•	Voya Retirement Insurance and Annuity Company

•	Voya Institutional Plan Services, LLC

•	Voya Insurance and Annuity Company

•	ReliaStar Life Insurance Company

•	Voya Investment Management LLC

•	Voya Financial Advisors, Inc.

•	Security Life of Denver Insurance Company

•	Voya Institutional Trust Company